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                                                                      Exhibit 99



                   TRICON AND BURGER KING AGREE TO RESTRUCTURE
                      DEBTOR-IN-POSSESSION CREDIT FACILITY


LOUISVILLE, KY, May 10, 2000 -- Tricon Global Restaurants, Inc. (NYSE:YUM) announced today that it has reached an agreement with Burger King Corp. regarding the $150 million Debtor-in-Possession credit facility ("DIP Facility") the two companies made available to AmeriServe following its Chapter 11 Bankruptcy filing on January 31, 2000.

         Under the new agreement, Burger King will buy out its $50 million share of the DIP Facility. This buy-out will consist of a cash payment to Tricon, and an assignment to Tricon of Burger King's funded portion of its $50 million obligation. Tricon has agreed to assume the full $150 million commitment under the DIP Facility - of which approximately $80 million was funded as of the end of April 2000. Tricon has reached an agreement to assign $30 million of its commitment under the DIP Facility to a third party, as previously disclosed.

         "We are pleased to have resolved our inter-creditor issues with Burger King in a manner satisfactory to both parties," said Aylwin Lewis, Executive Vice President of Tricon. "Burger King's transition from AmeriServe, their $50 million commitment, along with our assumption of the $150 million debtor-in-possession financing commitment, should permit AmeriServe to focus on a long-term solution that is in our mutual best interests," Lewis added.

         Tricon expects the solution to involve either the restructuring of AmeriServe into a financially viable, stand-alone entity or the sale of the AmeriServe business to another distributor or strategic buyer acceptable to the Tricon System. Tricon continues to work closely with AmeriServe, its suppliers and the purchasing cooperative for the Tricon system to ensure that restaurants continue to receive supplies in a timely and cost effective manner. To date, Tricon has not experienced any significant service interruptions. Tricon will continue to purchase inventory for its U.S. System restaurants directly from suppliers during the bankruptcy reorganization process.

         The Company also said, as expected, AmeriServe has made a claim in Bankruptcy Court seeking payment for fees (including the cost of inventory) for distribution services rendered to Tricon-owned restaurants prior to the AmeriServe bankruptcy filing. Tricon has accrued for, but withheld payment of these fees - which total approximately $100 million - and has asserted a recoupment defense due to certain costs and damages incurred by Tricon as a result of AmeriServe's failure to comply with certain terms of its distribution contract with Tricon. The Company believes that its position on the recoupment has significant legal merit and intends to vigorously assert this defense. Should we not prevail in the lawsuit, the $100 million is not an additional exposure to Tricon. "AmeriServe's claim to recover these fees has no substantive impact on our relationship with AmeriServe. We remain fully committed to AmeriServe as it is reorganized through the bankruptcy process," said Lewis.

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         Tricon Global Restaurants,  Inc. (NYSE:YUM), based in Louisville, KY is
the  world's  largest   restaurant  owner  with  almost  30,000   company-owned,
franchised and licensed restaurants in over 100 countries and territories. The company's brands - KFC, Pizza Hut and Taco Bell, are the global leaders of the chicken, pizza and Mexican-style restaurant categories, respectively. Total worldwide system retail sales for the brands were nearly $22 billion in 1999.

         This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These "forward-looking" statements reflect management's expectations and are based upon currently available data; however, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in these statements. Factors that can cause actual results to differ materially include economic and political conditions in the countries and territories where Tricon operates, the impact of such conditions on consumer spending and currency exchange rates, pricing pressures resulting from competitive discounting, new product and concept development by Tricon and other food industry competitors, the success of our refranchising strategy, fluctuations in commodity prices, supplier contracts, ongoing business viability of our key distributor, the ability to secure alternative distribution to our restaurants at competitive rates, and actuarially determined casualty loss estimates. Further information on factors that could effect Tricon's financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.



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